Exhibit 99.1
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Paula Perry (877) 715-7236

MEDTOX SCIENTIFIC ANNOUNCES RESULTS
FOR FOURTH QUARTER AND YEAR-END 2009

ST. PAUL, February 10, 2010 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced fourth quarter and year-end results for the periods ended December 31, 2009.

For the three-month period, revenues were $19.9 million, compared to $20.8 million from the prior-year period.  The Company recorded an operating loss of $0.5 million for the three-month period, compared to operating income of $1.1 million for the prior-year period.  The Company recorded a net loss of $0.2 million for the three-month period, compared to net income of $0.4 million for the prior-year period.  Loss per diluted share was $0.02 in the fourth quarter of 2009, compared to earnings per diluted share of $0.05 in the fourth quarter of 2008.

For the twelve month period, revenues were $84.1 million compared to $85.8 million for the prior-year period.  The Company recorded operating income of $2.0 million for the twelve-month period, compared to $9.6 million for the prior-year period. The Company recorded net income of $1.3 million for 2009, compared to $5.6 million for the prior-year period.  Earnings per diluted share were $0.15, compared to 2008 earnings per diluted share of $0.62.

The Company’s balance sheet continues to improve.  At December 31, 2009, the revolving line of credit had no outstanding balance, and there is no long term debt. Also the Company made capital expenditures of $4.9 million during the year, financed from internally generated cash, down from $8.5 million in the prior year.  Cash on hand at year end was $4.2 million, up slightly from the prior year period.

In our Laboratory Segment, revenues from drugs-of-abuse (DAU) testing decreased a net 9.9%, to $36.0 million from $40.0 million in the prior year, and 5.7% to $8.5 million from $9.0 million in the prior quarter.  The decrease is a result of lower testing volumes from our workplace clients due to economic conditions. Revenues from existing clients were down 18% for the quarter and 24% for the year. The decrease in DAU revenues from existing clients was offset by continued strong new business activity in the quarter and the year of 11.8% and 14.4% respectively. We will continue to be aggressive in taking market share and preserving existing client relationships.

Our clinical laboratory expansion initiated in 2008 continues to gain momentum with clinical revenues (excluding Clinical Trial Services) of $5.9 million for the quarter and $22.9 million for the year, compared to $5.2 million and $19.3 million in prior periods, or an increase of 13.3% and 18.5%, respectively. Within the clinical laboratory, Clinical Trial Services (CTS) revenues were $1.0 million for the quarter and $6.9 million for the year. This represents a 52.4% decrease and 1.9% increase for the quarter and year, respectively. Through three quarters CTS was up 27% year over year. CTS is project based and in the second half of 2009, especially the fourth quarter, we experienced both a slow down of projects and a deferral of work into 2010. The CTS backlog consisting of signed protocols and verbally awarded business is strong heading into 2010, and leads us to be optimistic for an improved 2010. In addition to preserving our client relationships, we added seven new pharma clients in 2009 for whom we have not previously provided testing services.

In the Diagnostic Segment, revenues were down 7.3% year over year. In the quarter revenues were flat quarter over quarter. While we experienced growth in both the hospital and government market segments in the quarter, revenues from our workplace drugs-of-abuse clients were down 21.3% year over year, and 7.7% in the quarter. We also experienced lower revenues from contract manufacturing which we are phasing out.

We are assuming continued negative impact in 2010 on our drugs-of-abuse testing revenues caused by economic conditions. In the first quarter of 2009, existing clients were down 28%, with a net decrease of 14% when factoring in new business.  The rate of revenue decline from existing customers improved to 18% in the fourth quarter of 2009, with a net decrease of 5.7% when factoring in new business. The negative impact of the economy should be further mitigated by our expectation of strong on-going new business activity in this market segment in 2010.

We enter 2010 with momentum in our clinical laboratory business, strong new business initiatives in the drugs-of-abuse markets, no long term debt, positive cash flow, and the best cash position in the history of the Company.

MEDTOX will hold a teleconference to discuss 2009 fourth quarter and year-end results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.  To access the teleconference, dial (800) 344-6491 ten minutes before the scheduled start time today.  International callers may access the call by dialing (785) 830-7988.  Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX.  A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com.  An audio replay of the conference call will be available through February 17 at (888) 203-1112, passcode # 6605514. International callers may access the replay at 719-457-0820 with the same passcode # 6605514.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995.  Forward-looking statements, including those relating to new business activity and initiatives, market share, momentum in our clinical laboratory business, future revenues and financial results, the CTS backlog, and economic conditions, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business and retain existing business, changes in the competitive environment, and general economic conditions.  Further discussions of factors that may cause such results to differ are identified in the Company's 2008 Annual Report on Form 10-K and incorporated herein by reference.   You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

MEDTOX SCIENTIFIC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

REVENUES:
Laboratory services:
Drugs-of abuse testing services	$8,511	$9,026	$36,040	$40,021
Clinical & other laboratory services	6,941	7,370	29,811	26,106
Product sales	4,405	4,425	18,257	19,686
	19,857	20,821	84,108	85,813

COST OF REVENUES:
Cost of services	10,977	10,831	45,432	41,665
Cost of sales	1,980	1,767	7,781	7,822
	12,957	12,598	53,213	49,487

GROSS PROFIT	6,900	8,223	30,895	36,326

OPERATING EXPENSES:
Selling, general and administrative	6,837	6,529	26,663	24,327
Research and development	550	634	2,264	2,352
	7,387	7,163	28,927	26,679

INCOME FROM OPERATIONS	(487)	1,060	1,968	9,647

OTHER INCOME (EXPENSE):
Interest expense	(2)	(10)	(17)	(77)
Other income (expense)	191	(382)	96	(914)
	189	(392)	79	(991)

INCOME (LOSS) BEFORE INCOME TAX	(298)	668	2,047	8,656
BENEFIT (EXPENSE)

INCOME TAX BENEFIT (EXPENSE)	108	(255)	(748)	(3,084)

NET INCOME (LOSS)	$(190)	$413	$1,299	$5,572

BASIC EARNINGS (LOSS) PER COMMON SHARE	$(0.02)	$0.05	$0.15	$0.66

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.02)	$0.05	$0.15	$0.62

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,557,013	8,456,656	8,536,768	8,455,092
Diluted	8,557,013	8,831,838	8,788,663	8,938,213

MEDTOX SCIENTIFIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	December 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$4,165	$4,069
Accounts receivable, net	15,818	14,082
Inventories	3,593	3,900
Other current assets	5,011	4,965
Total current assets	28,587	27,016

Building, equipment and improvements, net	29,509	29,204

Other assets	17,645	17,306
Total assets	$75,741	$73,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$9,115	$9,624

Long-term debt	-	302

Other long-term obligations	5,194	3,135

Stockholders’ equity	61,432	60,465
Total liabilities and stockholders’ equity	$75,741	$73,526